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                                               BRADLEES, INC.                     Exhibit 20
                                       SECOND QUARTER RESULTS VS. PLAN            Page 2 of 2
                                                (Unaudited)
                                               (In Millions)

                                                Second Quarter 1999       Year-to-Date
                                                 Actual      Plan* :   Actual      Plan*
                                                                   :
CASH FLOW SUMMARY:                                                 :
                                                                   :
 Beginning Cash & Cash Equivalents                $10.3      $10.3 :     $9.5       $9.5
                                                                   :
 Cash Provided by (Used in) Operations:                            :
  Net Income (Loss)                                 3.2       (5.3):    (20.3)     (34.4)
  Depreciation & Amortization Expense               7.2        7.5 :     14.5       15.1
  Amortization of Deferred Financing Costs          0.3        0.3 :      0.7        0.7
                                                                   :
 Inventory (Increase) Decrease                     17.2       13.5 :    (11.9)     (14.7)
 Accounts Payable Increase (Decrease)             (18.3)      (6.8):     19.1        4.2
                                                                   :
 Other**                                           (1.4)       3.1 :     (7.5)      (2.2)
                                                 -------    -------:   -------    -------
 Net Cash Provided by (Used in) Operations          8.2       12.3 :     (5.4)     (31.3)
                                                 -------    -------:   -------    -------
 Investing activities:                                             :
  Capital spending                                 (5.3)      (5.0):     (8.2)     (10.0)
  Lease aquisition costs                           (1.3)         - :     (1.3)         -
                                                 -------    -------:   -------    -------
 Net Investing Activities                          (6.6)      (5.0):     (9.5)     (10.0)
                                                                   :
 Financing activities:                                             :
  Net borrowings (payments) under revolver         (0.3)      (8.8):     17.7       41.2
  Proceeds from lease financing                    17.5          - :     17.5          -
  Payments of convertible notes                   (17.0)         - :    (17.0)         -
  Payments of notes and capital lease obligations  (0.6)      (0.6):     (1.3)      (1.2)
                                                 -------    -------:   -------    -------
 Total Financing Activities                        (0.4)      (9.4):     16.9       40.0
                                                 -------    -------:   -------    -------
 Increase (Decrease) in Cash and Cash Equivalents   1.2       (2.1):      2.0       (1.3)
                                                 -------    -------:   -------    -------
 Ending Cash and Cash Equivalents                 $11.5       $8.2 :    $11.5       $8.2
                                                 =======    =======:   =======    =======

     * Plan amounts are from the Form 8-K dated April 1, 1999 and include a reclassification from "Other" for planned payments on notes.
    ** Includes cash outlays associated with reorganization items.
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